Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102385 and 333-100656 on Forms S-8 and Registration Statement Nos. 333-114749 and 333-140713 on Form S-3 of our reports dated March 20, 2007, relating to the consolidated financial statements and financial statement schedules of Dick’s Sporting Goods, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 29, 2006), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries for the fiscal year ended February 3, 2007.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 20, 2007

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